UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2015

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio	31-1042001
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Commission file number: 001-34762

255 East Fifth Street, Suite 700, Cincinnati, Ohio 45202
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (877) 322-9530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K                                First Financial Bancorp.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Named Executive Officer Compensation

On March 10, 2015, the Compensation Committee of the Board of Directors of First Financial Bancorp (the “Company”), after consulting with its independent consultant, Towers Watson, approved the following base salaries, short term incentive plan targets, and restricted stock grants for the Named Executive Officers (“NEOs”) including a performance-based restricted stock grant for each NEO for 2015, as disclosed in the table below.  Except as set forth below, there were no other changes made to the components of total compensation, which include base salary, short-term cash incentives, long-term stock-based incentives, pension and other benefits, and perquisites.

Name and Principal Position	Base Salary ($)(1)	Short Term Incentive Plan Target Percentage (%)(2)	Long Term Incentive Percentage For Restricted Stock Grants ($)(3)	Annual Grant of Shares of Restricted Stock (#)(4)	Value of Shares of Annual Grant Restricted Stock ($)(5)	Number of Shares of Underlying Stock Options ($)(6)
Claude E. Davis Chief Executive Officer	$732,300	60%	110%	47,468	$805,532	0

John M. Gavigan Senior Vice President, Chief Financial Officer	$225,000	30%	30%	3,979	$67,524	0

Anthony M. Stollings President, Chief Operating Officer	$360,000	40%	50%	10,608	$180,018	0

C. Douglas Lefferson President, Community Banking	$371,000	40%	70%	15,304	$259,709	0

Kevin T. Langford President, Community Banking	$340,000	40%	50%	10,019	$170,022	0

Richard Barbercheck EVP, Chief Credit Officer	$276,000	30%	40%	6,506	$110,407	0

(1)
Base salaries were increased from 2014 as follows (increased percentages in parentheses): Mr. Davis from $711,000 to $732,300 (3%), Mr. Gavigan (increase includes recent promotion to Chief Financial Officer effective December 1, 2014) from $166,400 to $225,000 (35.22%), Mr. Stollings from $330,000 to $360,000 (9.09%), Mr. Lefferson from $361,000 to $371,000 (2.77%), Mr. Langford from $330,000 to $340,000 (3.03%) and Mr. Barbercheck from 267,955 to 276,000 (3%).

(2)
Short term incentive target is a percentage of base salary. There were no changes from 2014 to 2015 in the target percentages for the NEOs except for an increase from 20% to 30% for Mr. Gavigan as a result of his promotion to Chief Financial Officer. Payout is based on one-year return on asset performance relative to peers as well as actual absolute performance versus net income goal.

Threshold performance of 25th percentile must be achieved for performance under any measure to contribute to the payout. Depending on performance of the Company, payout can be anywhere from 0x to2x target and subject to claw back in certain circumstances. In addition, the Compensation Committee can adjust downward the payout based on enterprise risk management performance. In the event earnings per diluted share are below $0, no plan payout will be made participants, including NEOs. Any payout to NEOs above 1x target is paid in restricted stock subject to additional holding requirements.

(3)
Long term incentive awards are an approximate percentage of base salary. There were no changes from 2014 to 2015 in the target percentages for the NEOs except for an increase from 25% to 30% for Mr. Gavigan as a result of his promotion to Chief Financial Officer.

(4)
One half of the CEO’s and one fourth of the other NEO’s restricted stock awards (except for Mr. Barbercheck) were in the form of performance-based restricted stock that vests after three years upon only the attainment of certain pre-determined performance measures (generally total shareholder return and return on assets). 23,734 performance shares were awarded to Mr. Davis, 995 to Mr. Gavigan, 2,652 to Mr. Stollings, 3,826 to Mr. Lefferson, and 2,505 to Mr. Langford. All other awards to NEOs were in restricted shares that vest over a three-year period beginning March 10, 2015. Dividends are accrued on restricted shares and are held in escrow and are not paid to the executive until that portion of the grant vests.

(5)	Based on the per share closing price of the Company common shares on March 10, 2015 ($16.97).
(6)	No options were granted.

Compensatory Arrangements of Certain Officers

1)	Agreements with Certain Officers

Effective March 13, 2015 the Company entered into a Severance and Change in Control Agreement (Severance Agreement) with John M. Gavigan, Senior Vice President, Chief Financial Officer.

Severance and Change in Control Agreement - John M. Gavigan

The Severance Agreement provides for a term commencing on March 13, 2015 and ending on April 30, 2016, which term will automatically extend for consecutive additional one-year periods unless either party gives at least 90 days written notice prior to a scheduled expiration date that the term will not renew. Upon a change in control of the Company, the term of the Severance Agreement will be one year from the completion of the change in control transaction.

The Severance Agreement provides certain benefits to Mr. Gavigan if the Company terminates the executive’s employment without “cause" and not in connection with a “change in control” (as such terms are defined in the Severance Agreement). Upon such a termination of employment, he would receive the following payments and benefits: (1) earned and unpaid base salary and vacation pay through the date of termination, (2) continued payment of base salary for 24 months, (3) an amount equal to two times his target bonus amount (subject to adjustment in the event he is subject to section 162(m) of the Code), (4) outplacement assistance at the Company’s expense (at a cost of up to 5% of his base salary), (5) up to twelve months of COBRA premium payment contributions from the Company (if eligible), and (6) other benefits to which he is entitled under the terms of the Company’s benefit plans (other than severance benefits).

In the event of a change in control, the Severance Agreement provides certain benefits to Mr. Gavigan if the Company terminates his employment without “cause" or Mr. Gavigan terminates his employment with "good reason" (generally, a material reduction in base salary). Upon such a termination of employment, he would receive the following payments and benefits: (1) earned and unpaid base salary and vacation pay through the date of termination, (2) a payment equal to two-times his base salary paid over a 24-month period (notwithstanding the foregoing, the Company or its successor in its sole and absolute discretion may accelerate any installment payment or portion thereof to be paid on any date prior to the date the installment payment would otherwise be paid, subject to the limitations of the Severance Agreement), (3) a lump sum payment equal to two times his target bonus amount (subject to adjustment in the event he is subject to section 162(m) of the Code), (4) outplacement assistance at the Company’s expense (at a cost of up to 5% of his base salary), (5) up to twelve months of COBRA premium payment contributions from the Company (if eligible), and (6) other benefits to which he is entitled under the terms of the Company’s benefit plans (other than severance benefits).

In either case, the severance payments and benefits are subject to his execution and non-revocation of a release of claims against the Company and its affiliates and continued compliance with the restrictive covenants described below.

The Severance Agreement provides that, in the event that any of the payments or benefits provided under the agreements or otherwise would constitute an “excess parachute payment” (as defined in Section 280G of the Code), the payments or benefits under the agreements will be reduced to the maximum level that would not result in an excise tax under Section 4999 of the Code, if such reduction would cause Mr. Gavigan to retain an after-tax amount in excess of what would be retained if no reduction were made.

Under the Severance Agreement, Mr. Gavigan is restricted from revealing confidential information of the Company and disparaging the Company. In addition, for six months following termination of employment (other than upon termination for cause for the executives), Mr. Gavigan may not compete with the Company and, for two years following termination of employment, he may not solicit the Company’s clients or solicit or hire the

Company’s employees.

The foregoing description of the Severance Agreement is qualified in its entirety by reference to the Severance Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits:

10.1    Severance and Change in Control Agreement between First Financial Bancorp and John M. Gavigan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.

By: /s/ Shannon M. Kuhl
Shannon M. Kuhl
Senior Vice President and Chief Legal Officer

Date:	March 16, 2015

Form 8-K                                First Financial Bancorp.

Exhibit Index
Exhibit No.    Description

10.1	Severance and Change in Control Agreement between First Financial Bancorp and John M. Gavigan.